EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the prospectus constituting part of this Registration Statement (Form S-4) of our report dated March 30, 2012, relating to the consolidated statements of financial condition of Citizens South Banking Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, included in its Annual Report on Form 10-K for the year ended December 31, 2011, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert & Holland, L.L.P.

Gastonia, North Carolina
June 29, 2012